CONVERTIBLE NOTE AGREEMENT

                         Dated as of July 31, 2000

                                by and among

                              WPI GROUP, INC.,
                           WPI ELECTRONICS, INC.
                 WPI MAGNETEC, INC., WPI MICRO PALM, INC.,
                WPI POWER SYSTEMS, INC., WPI TERMIFLEX, INC.
                     WPI MICRO PROCESSOR SYSTEMS, INC.,
                WPI DECISIONKEY, INC., WPI UK HOLDING, INC.
           WPI UK HOLDING, II, INC., WPI OYSTER TERMINALS, INC.,
           WPI HUSKY TECHNOLOGY, INC., and WPI INSTRUMENTS, INC.

                               as Borrowers,

                                    and

                       SUNRISE CAPITAL PARTNERS, L.P.

                                 as Lender



                             TABLE OF CONTENTS

                                                                  Page

1.    AMOUNT AND TERMS OF CREDIT

      1.1   Purchase and Sale of Securities.........................2
      1.2   Scheduled Repayment of the Notes........................4
      1.3   Use of Proceeds.........................................4
      1.4   Interest on the Notes...................................4
      1.5   Fees....................................................6
      1.6   Prepayments.............................................6
      1.7   Receipt of Payments.....................................8
      1.8   Loan Account and Accounting.............................8
      1.9   Indemnity...............................................8
      1.10  Access..................................................9
      1.11  Taxes..................................................10
      1.12  Single Obligation......................................10
      1.13  Appointment of Borrower Representative.................10

2.    CONVERSION OF NOTES

      2.1   Conversion Privilege...................................11
      2.2   Mandatory Conversion...................................11
      2.3   Adjustments to Conversion Price........................12
      2.5   Fractional  Shares.....................................14
      2.6   Documentary and Transfer Taxes.........................14
      2.7   Reservation of Common Stock............................14
      2.8   Registration Rights....................................14

3.    CONDITIONS TO THE PURCHASE OF SECURITIES

      3.1   Conditions to the Purchase of the Term A Securities....15
      3.2   Conditions to the Purchase of the Term B Securities....18
      3.3   Conditions to the Purchase of the Term C Securities....19

4.    REPRESENTATIONS AND WARRANTIES OF BORROWERS

      4.1   Corporate Existence; Compliance with Law...............21
      4.2   Executive Offices; FEIN................................21
      4.3   Corporate Power, Authorization, Enforceable
            Obligations............................................21
      4.4   SEC Reports and Financial Statements...................22
      4.5   Projections............................................23
      4.6   Material Adverse Effect................................23
      4.7   Ownership of Property:  Liens..........................23
      4.8   Labor Matters..........................................24
      4.9   Ventures; Subsidiaries and Affiliates; Outstanding
            Stock and Indebtedness.................................25
      4.10  Government Regulation..................................25
      4.11  Margin Regulations.....................................26
      4.12  Taxes..................................................26
      4.13  ERISA..................................................27
      4.14  No Litigation..........................................28
      4.15  Brokers................................................28
      4.16  Intellectual Property..................................28
      4.17  Full Disclosure........................................28
      4.18  Environmental Matters..................................29
      4.19  Insurance..............................................30
      4.20  Bank Accounts..........................................30
      4.21  Government Contracts...................................30
      4.22  Customer and Trade Relations...........................30
      4.23  Agreements and Other Documents.........................31
      4.24  Solvency...............................................31
      4.25  Valid Issuance of Securities...........................31

4A.   REPRESENTATIONS AND WARRANTIES OF THE LENDER

      4A.1  Acquisition for Own Account............................31
      4A.2  Adequate Information...................................32
      4A.3  Acknowledgment of Risk.................................32
      4A.4  Accredited Investor....................................32
      4A.5  Restrictions on Distribution...........................32

5.    COVENANTS: FINANCIAL STATEMENTS AND INFORMATION

      5.1   Reports and Notices....................................33
      5.2   Communication with Accountants.........................36

6.    AFFIRMATIVE COVENANTS

      6.1   Maintenance of Existence and Conduct of Business.......36
      6.2   Payment of Obligations.................................36
      6.3   Books and Records......................................37
      6.4   Insurance: Damage to or Destruction of Collateral......37
      6.5   Compliance with Laws...................................39
      6.6   Supplemental Disclosure................................39
      6.7   Intellectual Property..................................39
      6.8   Environmental Matters..................................39
      6.9   Landlords' Agreements, Mortgagee Agreements
            and Bailee Letters.....................................40
      6.11  Further Assurances.....................................41

7.    NEGATIVE COVENANTS

      7.1   Mergers, Subsidiaries, Etc.............................41
      7.2   Investments; Notes and Advances........................42
      7.3   Indebtedness...........................................42
      7.4   Employee Notes and Affiliate Transactions..............43
      7.5   Capital Structure and Business.........................44
      7.6   Guaranteed Indebtedness................................45
      7.7   Liens..................................................45
      7.8   Sale of Stock and Assets...............................45
      7.9   ERISA..................................................46
      7.10  Financial Covenants....................................46
      7.11  Hazardous Materials....................................46
      7.12  Sale-Leasebacks........................................46
      7.13  Cancellation of Indebtedness...........................46
      7.14  Restricted Payments....................................47
      7.15  Change of Corporate Name or Location; Change of
            Fiscal Year............................................47
      7.16  No Impairment of Intercompany Transfers................47
      7.17  No Speculative Transactions............................48
      7.18  Leases.................................................48

8.    TERM

      8.1   Termination............................................48
      8.2   Survival of Obligations Upon Termination
            of Financing Arrangements..............................48

9.    EVENTS OF DEFAULT:  RIGHTS AND REMEDIES

      9.1   Events of Default......................................49
      9.2   Remedies...............................................51
      9.3   Waivers by Borrowers...................................51

10.   ASSIGNMENTS AND PARTICIPATIONS
      10.1  Assignments............................................52

11.   SUCCESSORS AND ASSIGNS

      11.1  Successors and Assigns.................................54

12.   MISCELLANEOUS

      12.1  Complete Agreement; Modification of Agreement..........54
      12.2  Amendments and Waivers.................................55
      12.3  Fees and Expenses......................................55
      12.4  No Waiver..............................................56
      12.5  Remedies...............................................57
      12.6  Severability...........................................57
      12.7  Conflict of Terms......................................57
      12.8  Confidentiality........................................57
      12.9  GOVERNING LAW..........................................58
      12.10 Notices................................................58
      12.11 Section Titles.........................................60
      12.12 Counterparts...........................................60
      12.13 WAIVER OF JURY TRIAL...................................60
      12.14 Reinstatement..........................................60
      12.15 No Strict Construction.................................61
      12.16 Joint and Several Obligations..........................61



                                  EXHIBITS

            EXHIBIT A:  Form of Term A Note
            EXHIBIT B:  Form of Term B Note
            EXHIBIT C:  Form of Term C Note
            EXHIBIT D:  Form of PIK Note
            EXHIBIT E:  Form of Warrant
            EXHIBIT F:  Form of Officer's Certificate
            EXHIBIT G:  Form of Registration Rights Agreement
            EXHIBIT H:  Form of Stockholders Agreement
            EXHIBIT I:  Form of Participation Agreement
            EXHIBIT J:  Form of Bylaws Amendment
            EXHIBIT K:  Form of Opinion of Borrowers' Counsel
            EXHIBIT L:  Form of Security Agreement
            EXHIBIT M:  Form of Pledge Agreement
            EXHIBIT N:  Form of Security Agreement (Intellectual Property)


                                  ANNEXES

            ANNEX A:    DEFINITIONS
            ANNEX B:    FINANCIAL COVENANTS
            ANNEX C:    ANG NOTES
            ANNEX D:    INITIAL PARTICIPANTS
            ANNEX E:    BOARD OF DIRECTOR RESIGNATIONS


            THIS CONVERTIBLE NOTE AGREEMENT, dated as of July 31, 2000 (this "Agreement"), is by and among WPI GROUP, INC., a New Hampshire corporation (the "Parent"), and each of its wholly owned subsidiaries WPI ELEC TRONICS, INC., WPI MAGNETEC, INC., WPI MICRO PALM, INC., WPI POWER SYSTEMS, INC.,
WPI TERMIFLEX, INC., WPI MICRO PROCESSOR SYSTEMS, INC., WPI DECISIONKEY, INC., WPI UK HOLDING, INC., WPI UK HOLDING II, INC., WPI OYSTER TERMINALS, INC., and WPI INSTRU MENTS, INC., each a New Hampshire corporation, and WPI HUSKY TECHNOL OGY, INC., a Florida corporation (collectively, the "Subsidiary Borrowers"), all such corporations having their chief executive offices at 1155 Elm Street, Manches ter, New Hampshire 03101 (the Parent and the Subsidiary Borrowers are hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers"), and Sunrise Capital Partners, L.P., a Delaware limited partnership (the "Lender").


                                 RECITALS:

            WHEREAS, the Borrowers have requested that Lender enter into certain financing arrangements with the Borrowers pursuant to which the Lender may purchase from the Borrowers (i) certain promissory notes in the principal amounts specified herein; (ii) certain shares of common stock of Parent; and (iii) warrants representing the right to purchase shares of Parent's common stock, each on the terms and subject to the conditions set forth herein.

            WHEREAS, the proceeds from such purchase by the Lenders will be used to refinance, in part, (i) amounts owed by the Borrower under that Credit Agreement, dated as of August 3, 1998, among the Parent and certain of its subsid iaries, as Borrowers, the lenders party thereto and Fleet Bank - NH, as Agent (as amended to date, the "Existing Senior Credit Facility") and (ii) amounts owed by WPI Instruments to certain Persons affiliated with Allard-Nazarian Group, Inc. under a series of non-negotiable promissory notes dated August 3, 1998 and identified on Annex C hereto (the "ANG Notes");

            WHEREAS, the Lender is willing to make such purchases and provide such financial accommodations on the terms and conditions set forth herein; and

            WHEREAS, all capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken to gether, shall constitute a single agreement. These Recitals shall be construed as part of this Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.    AMOUNT AND TERMS OF CREDIT

      1.1   Purchase and Sale of Securities.

            (a) Subject to the terms and conditions hereof, on the Closing Date, the Lender shall purchase from the Borrowers, and the Borrowers shall sell to the Lenders, the Term A Securities for an aggregate purchase price of $14,116,875.

            As used in this Agreement, "Term A Securities" means, collectively, (i) the convertible promissory notes of the Borrowers, substantially in the form as attached hereto as Exhibit A, in aggregate principal amount of $14,116,875 (each, a "Term A Note" and collectively, the "Term A Notes"); (ii) 1,833,906 shares of Common Stock, representing in the aggregate 19.99% of the outstanding shares of Parent on a fully-diluted basis (the "Term A Shares"); and (iii) Common Stock Purchase Warrants, in substantially the form as attached hereto as Exhibit E, repre senting the right to purchase in the aggregate the number of shares of Common Stock equal to (x) the number of shares of Common Stock that would be issuable upon conversion of the Term A Notes in accordance with the provisions of
Article 2 hereof multiplied by (y) .20 (the "Term A Warrants").

            (b) Subject to the terms and conditions hereof, at any time during the Term B Commitment Period, the Lender shall purchase from the Borrowers, and the Borrowers shall sell to the Lenders, the Term B Securities for an aggregate purchase price of $5,000,000.

            As used in this Agreement, "Term B Securities" means, collectively, (i) the convertible promissory notes of the Borrowers, substantially in the form as attached hereto as Exhibit B, in aggregate principal amount of $5,000,000 (each, a "Term B Note" and collectively, the "Term B Notes") and (ii) Common Stock Purchase Warrants, in substantially the form as attached hereto as Exhibit E, repre senting the right to purchase in the aggregate the number of shares of Common Stock equal to (x) the number of shares of Common Stock that would be issuable upon conversion of the Term B Notes in accordance with the provisions of
Article 2 hereof multiplied by (y) .20 (the "Term B Warrants").

            (c) Subject to the terms and conditions hereof, at any time during the Term C Commitment Period, the Lender may, in its discretion, purchase from the Borrowers the Term C Securities. The Lender shall notify the Borrowers of its desire to purchase the Term C Securities by delivery to Parent of a written notice (the "Term C Notice") informing the Borrowers that the Lender is exercising its ability to purchase such securities from the Borrowers. The Term C Notice shall set forth (i) the aggregate principal amount of Term C Notes (as defined below) that Lender wishes to purchase and (ii) the date of the purchase (which date shall not be more than five (5) days after the termination of the Term C Commitment Period). On the date specified in the Term C Notice, the Lender shall purchase from the Borrowers, and the Borrowers shall sell to the Lender, the Term C Securities for an aggregate purchase price equal to the principal amount of Term C Notes.

      As used in this Agreement, "Term C Securities" means, collectively,
(i) the convertible promissory notes of the Borrowers, substantially in the form as attached hereto as Exhibit C, in an aggregate principal amount specified by the Lender in the Term C Notice (each, a "Term C Note" and collectively, the "Term C Notes") and (ii) Common Stock Purchase Warrants, in substantially the form as attached hereto as Exhibit E, representing the right to purchase in the aggregate the number of shares of Common Stock equal to (x) the number of shares of Common Stock that would be issuable upon conversion of the Term C Notes in accordance with the provisions of
Article 2 hereof multiplied by (y) .20 (the "Term C Warrants").

            (d) The purchase price for each purchase described above shall be allocated among the Securities in accordance with Annex F. The Borrowers and the Lender shall notify one another and provide one another reasonable assistance in the event of an examination or audit or other proceeding regarding the allocation agreed to pursuant to this Section 1.1(d).

      1.2 Scheduled Repayment of the Notes. Unless otherwise converted pursuant to the terms of Article 2 of this Agreement, the Borrowers shall repay the entire principal amount of the Notes, together with any accrued but unpaid interest and Fees thereon, on the Maturity Date, if not sooner repaid in full. The Borrowers shall not be entitled to re-borrow all or any portion of the indebtedness represented by the Notes which shall be converted, paid or repaid at any time.

      1.3   Use of Proceeds.

            Borrowers shall utilize the proceeds of the sale of securities to refinance in part the Existing Senior Credit Facility and for the financing of Borrow ers' ordinary working capital needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 7.14). Section 1.3 of the Disclosure Schedule contains a description of Borrowers' sources and uses of funds on the Closing Date.

      1.4   Interest on the Notes.

            (a) The outstanding principal balance of the Notes shall accrue and bear interest at a rate per annum of 10.75% (the "Interest Rate").

            (b) Interest on the Notes shall be payable in cash by Borrowers to Lender quarterly in arrears (on March 31, June 30, September 30 and December 31 of each year), except that no interest payment shall be required to be paid by the Borrowers until the first anniversary of the date of issuance of the Term A Notes; provided, however, if no Event of Default has occurred and is continuing, the Borrowers may defer any scheduled interest payment until the Maturity Date. Upon each such deferral, Borrowers shall deliver to Lender a convertible promissory note substantially in the form of Exhibit D hereto (each, a "PIK Note"). The outstanding principal balance of the PIK Notes shall accrue and bear interest at the Interest Rate, subject to adjustment in accordance with
Section 1.4(e). The PIK Notes shall be eligible for conversion in accordance with Article 2 of this Agreement.

            (c) If any payment on the Notes (including payment of interest and Fees) becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (d) All computations of interest and Fees calculated on a per annum basis shall be made by the Lender on the basis of a three hundred and sixty- five (365) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.

            (e) So long as any Event of Default shall have occurred and be continuing, the interest rates applicable to the Notes shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

            (f) Notwithstanding anything to the contrary set forth in this
Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable on the Notes exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on the Notes shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender is equal to the total interest which would have been received had the interest rate payable on the Notes been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest on the Notes shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lender pursuant to the terms hereof exceed the amount which the Lender could lawfully have received had the interest due on the Notes been calcu lated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4(f), a court of competent jurisdiction shall finally determine that the Lender has received interest on the Notes in excess of the Maximum Lawful Rate, the Lender shall, to the extent permitted by applicable law, promptly apply such excess to repay the principal amount of the Notes and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

      1.5   Fees.

            (a) Borrowers shall pay to Lender (or to such party or parties as Lender may designate) in cash on the date of purchase of each series of Notes the Closing Fee specified in the Sunrise Commitment Letter; provided, however, at the option of the Parent, payment of the Closing Fee may be deferred until the Maturity Date. If the Borrower elects to defer payment of the Closing Fee, Borrower shall deliver to Lender a PIK Note for the amount of such Fee. The PIK Note evidencing the unpaid amount of such Closing Fee shall accrue and bear interest at the Interest Rate, subject to adjustment in accordance with Section 1.4(e).

            (b) Borrower shall pay to Sunrise Advisors, LLC in cash on the Closing Date the Transaction Fee specified in the Sunrise Commitment Letter.

            (c) Borrowers shall pay to the Sunrise Advisors, LLC the annual Administration Fee specified in the Sunrise Commitment Letter. The administration fee shall be paid in equal quarterly installments on March 31, June 30, September 30 and December 31 of each year while the Notes remain outstanding.

      1.6   Prepayments.

            (a) Voluntary Prepayments. Borrowers may not prepay any principal amount of the Notes before the Maturity Date without prior written consent of the Lender.

            (b)   Mandatory Repayments.

                  (i) Change of Control. Upon the occurrence of a Change of Control (other than a Change of Control resulting from conversion of the Notes) or the sale of all or substantially all of the assets of the Parent (includ ing Stock in any Borrowers), the Borrowers shall be obligated to offer to repurchase the Notes from the Lender at a price equal to 110% of the unpaid principal amount of the Notes, plus any accrued but unpaid interest thereon.

                  (ii) Asset Dispositions. Upon receipt by any Borrower of Net Cash Proceeds from any asset disposition (including condemnation and insurance proceeds, but excluding proceeds of asset dispositions permitted by Section 7.8 (a), (b), and (c)), Borrowers shall, within three (3) Business Days of receipt of such proceeds, apply such Net Cash Proceeds (A) first, to the extent the Borrowers are required, to prepay or repay any amounts outstand ing under the Existing Senior Credit Facility (as amended or superseded through the date of such asset disposition); (B) second, if the Net Cash Proceeds from any asset disposition does not exceed $500,000, to reinvest such proceeds in tangible assets to be used by the Borrowers in their line of business; and (C) third, to the extent of the balance of such Net Cash Pro ceeds remaining after application in accordance with clauses (A) and (B), to offer to repurchase the Notes from the Lender in accordance with the provi sions of paragraph (c) of this Section 1.6.

                  (iii) Issuance of Capital Stock. If Parent issues Stock, no later than the Business Day following the date of receipt of proceeds thereof, Parent shall apply the proceeds from the sale of such Stock, net of underwrit ing discounts and commissions and other reasonable costs, fees and expenses paid to Non-Affiliates in connection therewith (A) first, to the extent the Borrowers are required, to prepay or repay any amounts outstanding under the Existing Senior Credit Facility (as amended or superseded through the date of such stock issuance); and (B) second, to the extent of the balance of such Net Cash Proceeds remaining after application in accordance with clause (A), to offer to repurchase the Notes from the Lender in accordance with the provisions of paragraph (c) of this
      Section 1.6.; provided, that repayments or offers to repurchase pursuant to this clause (iii) shall only be made to the extent such proceeds from the sale or issuance of Stock exceed $1,000,000.

            (c) Offers to Repurchase. Any offer by the Borrowers to repur chase Notes from the Lender pursuant to clause (b) above shall be made in writing to the Lender, who shall have thirty (30) days to tender its Notes to the Borrower for repurchase. In the event that the Borrowers make an offer to repurchase the Notes pursuant to this Section 1.6, the Borrowers shall comply with any applicable securi ties laws and regulations.

            (d) Nothing in this Section 1.6 shall be construed to constitute the Lender's consent to any transaction referred to in clause
(b) above which is not permitted by other provisions of this Agreement or the other Note Documents.

      1.7   Receipt of Payments.

            Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York, New York time) on the day when due in immediately available funds in Dollars to the Lender (or to such other party or parties as Lender may designate in writing). For purposes of computing interest and Fees, all pay ments shall be deemed received on the day of receipt of immediately available funds therefor in the account or accounts designated by the Lender for payments prior to 2:00 p.m. New York, New York time. Payments received after 2:00 p.m. New York, New York time on any Business Day shall be deemed to have been received on the following Business Day.

      1.8   Loan Account and Accounting.

            The Lender shall maintain a loan account (the "Loan Account") on its books to record the outstanding principal amount of all Notes, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Notes or any other Obligations. All entries in the Loan Account shall be made in accordance with the Lender's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Lender's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Lender by each Borrower under the Notes; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Borrower shall receive, upon request to Lender, a summary of the Loan Account maintained by Lender; provided that Borrower shall not request such summary more than once each fiscal quarter.

      1.9   Indemnity.

            Each Borrower shall jointly and severally indemnify and hold harmless the Lender and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disburse ments and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemni fied Person as the result of the purchase of the Securities (including the Notes), any credit having been extended, suspended or terminated under this Agreement and the other Note Documents and the administration of the Notes or such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Note Documents (collectively, "Indemnified Liabilities"); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY Note Document, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE SALE OF THE SECURI TIES, ANY CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMI NATED UNDER ANY Note Document OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

      1.10  Access.

            Each Borrower shall, during normal business hours, from time to time upon three (3) Business Days' prior notice as frequently as the Lender determines to be appropriate: (a) provide the Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Borrower and to the Collateral, (b) permit the Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from any Borrower's books and records, and (c) permit the Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Borrower. If a Default or Event of Default shall have occurred and be continuing, each such Borrower shall provide such access to the Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrowers shall provide the Lender with access to their suppliers and customers. Each Borrower shall make available to the Lender and its counsel, as quickly as is possible under the circum stances, originals or copies of all books and records which the Lender may request. Each Borrower shall deliver any document or instrument necessary for the Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower consistent with past practices.

      1.11  Taxes.

            (a) Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.11, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applica ble to additional sums payable under this Section 1.11) the Lender receives an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Parent shall furnish to the Lender the original or a certified copy of a receipt evidenc ing payment thereof.

            (b) Each Borrower shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay the Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

      1.12  Single Obligation.

            The Notes purchased by the Lender and all of the other Obligations of Borrowers arising under this Agreement and the other Note Documents shall constitute one general joint and several obligation of the Borrowers secured, until the Termination Date, by all of the Collateral.

      1.13 Appointment of Borrower Representative. Each Borrower hereby designates Parent as its representative and agent on its behalf for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Note Documents and taking all other actions (including in respect of compli ance with covenants) on behalf of any Borrower or Borrowers under the Note Documents. Parent hereby accepts such appointment. The Lender may regard any notice or other communication pursuant to any Note Document from Parent as a notice or communication from all Borrowers, and may give any notice or communi cation required or permitted to be given to any Borrower or Borrowers hereunder to Parent on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.


2.    CONVERSION OF NOTES

      2.1   Conversion Privilege.

            (a) At any time or from time to time before the Maturity Date, the Lender may convert any or all of the outstanding principal amount of the Notes, and any accrued but unpaid interest and Fees thereon, into Common Stock. The number of shares of Common Stock issuable upon conversion shall be determined by dividing the amount of unpaid principal, interest and Fees designated by the Lender for conversion (the "Optional Conversion Amount") by the Conversion Price in effect at the time of such conversion.

            (b) To convert any amounts pursuant to this Section 2.1, the Lender must give notice to the Borrowers setting forth the Optional Conversion Amount. The date on which the Lender gives such notice is the effective date of the conversion (the "Optional Conversion Date"). As soon as practicable, but in no event later than five (5) business days following the Optional Conversion Date, Parent shall deliver to Lender or a party designated by the Lender a certificate for the number of full shares of Common Stock issuable upon the conversion with any fractional share being rounded up to a full share. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the Optional Conversion Date.

       2.2  Mandatory Conversion.

            (a) Upon the occurrence of Trading Price Conversion Event (as defined below), Parent may require the Lender to convert the entire unpaid principal amount of the Notes, together with any accrued but unpaid interest and Fees thereon (the "Mandatory Conversion Amount"), into Common Stock. The number of shares of Common Stock issuable upon such conversion shall be determined by dividing the Mandatory Conversion Amount by the Conversion Price in effect at the time of the Trading Price Conversion Event.

            For purposes of this Agreement, a "Trading Price Conversion Event" shall be deemed to occur if (a) the Borrowers are in full compliance with all the terms of the Existing Senior Credit Facility (as in effect at such time), and no event of default has occurred or is continuing thereunder; (b) no Default or Event of Default has occurred and is continuing hereunder; (c) the Parent has maintained and at the time is maintaining the listing of its Common Stock on the NASDAQ National Market or the New York Stock Exchange; (d) Parent's Common Stock maintains a trading price at or above $4.50 per share for a period of forty-five (45) consecutive trading days; and (e) the trading volume of the Parent's Common Stock on such exchange on any day in such forty-five (45) day period is not less than 40,000 shares.

            (b) If, upon the occurrence of a Trading Price Conversion Event, Parent elects to effect a mandatory conversion in accordance with the terms of this Section 2.2, Parent shall deliver written notice to the Lender to such effect. The date on which the Lender receives such notice from Parent is the effective date of the conversion (the "Mandatory Conversion Date"). As soon as practicable, but in no event later than five
(5) business days after the Mandatory Conversion Date, Parent shall deliver to the Lender (or such party or parties as Lender shall designate) a certificate for the number of full shares of Common Stock issuable upon the conver sion of the Notes with any fractional share being rounded up to a full share. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the Mandatory Conversion Date.

            2.3   Adjustments to Conversion Price.

            (a)   If, on or after the Closing Date, Parent:

                  (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock;

                  (ii) splits or subdivides its outstanding shares of Common Stock into a greater number of shares;

                  (iii) combines its outstanding shares of Common Stock into a smaller number of shares;

                  (iv) makes a distribution on its Common Stock in shares of its Stock other than Common Stock; or

                  (v) issues by reclassification of its Common Stock any shares of its Stock;

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Lender may receive the number of shares of Common Stock which would be owned immediately following such action if Lender had converted the Notes (or any portion thereof) immediately prior to such action.

      The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

            (b) If, upon receipt of a Term C Notice, the Borrowers shall fail to sell to the Lenders the Term C Securities or shall otherwise fail to comply with the terms of Section 1.1(c), then the Conversion Price in effect immediately prior to the delivery of the Term C Notice shall be adjusted to a price equal to: (A) the total principal amount of all loans outstanding divided by (B) the sum of (x) the number of shares of Common Stock issuable upon conversion of all outstanding Notes at the then-current Conversion Price, plus (y) the number of shares of Common Stock that would be issuable upon conversion of the Term C Notes at the then-current Conver sion Price, had such Term C Notes been sold to the Lender.

            (c) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment

      2.4 Reorganization, Reclassifications. Without limiting the requirements of Section 1.6(b) of this Agreement, if Parent is a party to a Change of Control, consolidation or merger which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction the Notes shall automatically become convertible into the kind and amount of securities, cash or other assets which the Lender would have owned immediately after such transaction if the Lender had converted the Notes immediately before the effective date of the transaction. The Borrowers shall not effect any such transaction unless, prior to the consummation thereof, the entity whose Stock is to be issued upon conversion of the Notes thereaf ter, shall expressly assume by written instrument delivered to the Lender, the obligation to deliver to the Lender such shares of Stock or property the Lender would be entitled to receive upon conversion of the Notes. Nothing in this Section 2.4 shall be construed to permit a Change of Control, consolidation, merger or other transac tion which is otherwise prohibited by this Agreement.

      2.5 Fractional Shares. Parent will not issue any fractional shares of Common Stock upon any conversion pursuant to this Article 2. Each fractional share will be rounded up to a full share.

      2.6 Documentary and Transfer Taxes. All documentary, stamp or similar issue or transfer tax due upon the issuance of Common Stock upon any conversion pursuant to this Article 2 shall be paid by Parent. Neither Parent nor Borrowers shall be required to pay any transfer taxes incurred by reason of the issuance of any shares of Common Stock in the name of any person other than the Lender or an Affiliate thereof.

      2.7 Reservation of Common Stock. Parent agrees that at all times while any amounts are outstanding under this Agreement there shall be reserved for issuance and delivery upon any conversion of the Notes pursuant to this Article 2 shares of Common Stock issuable upon such conversion. All such shares shall be fully authorized, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

      2.8 Registration Rights. The shares of Common Stock issuable upon conversion pursuant to this Article 2 shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement).

      2.9 Cancellation of Notes. Upon conversion of any Notes pursuant to this Article 2, such Notes will be marked by the Lender "paid" to the extent of the amount converted. If any Note shall have been fully converted pursuant to this Article 2, such Note shall be marked by the Lender "Paid In Full."

3.    CONDITIONS TO THE PURCHASE OF SECURITIES

      3.1   Conditions to the Purchase of the Term A Securities.

            The obligation of the Lender to purchase the Term A Securities and to perform any obligations hereunder on the Closing Date shall be subject to the satisfaction of, or waiver by the Lender of, the following conditions on or before the Closing Date:

            (a) Credit Agreement; Note Documents. This Agreement and the other Note Documents shall have been duly executed by, and delivered to, the Borrowers and the Lender, and the Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Note Documents, each in form and substance satisfactory to the Lender.

            (b) Delivery of Convertible Notes. The Borrowers shall have issued to Lender the Term A Notes.

            (c) Issuance of Warrants. Parent shall have delivered to Lender (or such party or parties as Lender shall designate) certificates representing the Term A Warrants.

            (d) Payment of Fees. Borrowers shall have paid the Fees payable pursuant to Section 1.5 hereof (including the Fees specified in the Sunrise Commit ment Letter), and shall have reimbursed the Lender for all fees, costs and expenses of closing presented as of the Closing Date. All such amounts may be paid with proceeds of the sale of Securities as made on the Closing Date and, in such case, will be reflected in the funding notice and wiring instructions given by the Borrowers to the Lenders before the Closing Date.

            (e) Issuance of Common Stock Parent shall have issued to Lender (or such party or parties as Lender shall designate) certificates representing the Term A Shares.

            (f) Amendments to Existing Senior Credit Facility. The Lender shall have received fully executed copies of the Senior Credit Amendments, in form and substance satisfactory to the Lender, as duly authorized, executed and delivered by the Borrowers and the Agent and Lenders named under the Existing Senior Credit Facility.

            (g)   [Intentionally Omitted]

            (h) Approvals. The Lender shall have received satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons (including all requisite Governmental Authorities) to the execution, delivery and performance of this Agreement and the other Note Documents and the consum mation of the transactions contemplated hereby and thereby, and all waiting periods shall have been terminated or lapsed without extension or the imposition of any conditions or restrictions.

            (i) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on any of the Borrowers, or any event reasonably likely to result in a Material Adverse Effect on any of the Borrowers, since December 31, 1999.

            (j) Registration Rights Agreement. Parent and Borrower shall have executed the Registration Rights Agreement in substantially the form as attached hereto as Exhibit G.

            (k) Stockholders Agreement. The Stockholders Agreement, in substantially the form attached hereto as Exhibit H, shall have been executed by the parties thereto and delivered to Lender.

            (l) Participation Agreements. The ANG Notes shall have been repaid in full. Participation Agreements, in substantially the form as attached hereto as Exhibit I, shall have been executed and delivered by the parties identified on Annex D hereof with respect to the amounts set forth thereon.

            (m) Employee Confidentiality and Non-Disclosure Agreements. The Lender shall have received evidence satisfactory to it that employees of the Borrowers have executed or are otherwise bound by confidentiality and proprietary information agreements.

            (n) Bylaws Amendment. The Board of Directors of Parent shall have adopted the Bylaws Amendment.

            (o) Director Resignations. The members of the Board of Direc tors of Parent identified on Annex E shall have resigned from their positions on the Board of Directors of Parent, and the Sunrise Directors shall have been elected to fill the vacancies created by such resignations.

            (p) Officer's CertificThe Borrowers shall have delivered to the Purchaser a certificate executed by (a) the Chairman of the Board or the President or one of the Vice Presidents of the Parent and (b) the Treasurer or one of the Assistant Treasurers of the Parent, in substantially the form as annexed hereto as Exhibit F, certifying on behalf of each of the Borrowers that the conditions specified in this Section 3.1 have been fulfilled.

            (q) Secretary's Certificates. Lender shall have received a certifi cate from each of the Borrowers, dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each such Borrower, certifying that the attached copies of the Articles of Incorporation, bylaws, and resolutions of the Board of Directors of such Borrower approving the Note Documents and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

            (r) Opinion of Counsel. The Lender shall have received an opinion of counsel to the Borrowers, dated as of the Closing Date substantially in the form of Exhibit K hereto.

            (s) Security. The Lender shall have received evidence, in form and substance reasonably satisfactory to the Lender, that it has a valid and perfected security interests in, and liens upon, the Collateral and other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the Existing Senior Credit Facility, as amended by the Senior Credit Amendments.

            (t) Insurance. The Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Note Documents, and certificates of insurance policies and/or endorsements naming the Lender as loss payee with respect thereto, in each case in form and substance reasonably satisfactory to the Lender.

      3.2   Conditions to the Purchase of the Term B Securities.

            The obligation of the Lender to purchase the Term B Securities shall be subject to the satisfaction of, or waiver by the Lender of, the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Borrowers contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Borrowers contained in this Agreement that is not so qualified shall be true and correct in all material respects, at and as of such date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made at and as of such date.

            (b) Compliance with the Terms and Conditions of this Agree ment; No Default. Each of the Borrowers shall have duly and properly performed and complied with all of the agreements, covenants and obligations set forth herein that are required to be performed or complied with by such Borrower on or before such date, and no Default or Event of Default shall have occurred and be continuing on such date or would result after giving effect to the sale of the Term B Securities.

            (c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on any of the Borrowers, or any event reasonably likely to result in a Material Adverse Effect on any of the Borrowers, since December 31, 1999.

            (d) Delivery of Convertible Notes. The Borrowers shall have delivered to the Purchaser the Term B Notes.

            (e) Issuance of Additional Warrants. Parent shall have delivered to Lender (or such party or parties as Lender shall designate) certificates representing the Term B Warrants.

            (f) Payment of Fees. Borrowers shall have paid the Fees payable pursuant to Section 1.5 hereof (including the Fees specified in the Sunrise Commit ment Letter).

            (g) Participation Agreements. Participation Agreements, in substantially the form as attached hereto as Exhibit I, shall have been executed and delivered by the parties identified on Annex D hereof with respect to the amounts set forth thereon.

            (h) Stockholder Approval. Parent shall have obtained
Stockholder Approval at its annual meeting or a special meeting duly called therefor and the Charter Amendment shall have been adopted.

            The request and acceptance by the Borrower Representative of the proceeds from the sale of the Term B Securities shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrow ers that the conditions in this
Section 3.2 have been satisfied and (ii) a reaffirmation by the Borrowers of the granting and continuance of the Lender's Liens pursuant to the Collateral Documents.

      3.3   Conditions to the Purchase of the Term C Securities.

            The obligation of the Lender to purchase the Term C Securities and to perform any obligations hereunder on the Closing Date shall be subject to the satisfaction of, or waiver by the Lender of, the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Borrowers contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Borrowers contained in this Agreement that is not so qualified shall be true and correct in all material respects, at and as of such date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made at and as of such date.

            (b) Compliance with the Terms and Conditions of this Agree ment; No Default. Each of the Borrowers shall have duly and properly performed and complied with all of the agreements, covenants and obligations set forth herein that are required to be performed or complied with by such Borrower on or before such date, and no Default or Event of Default shall have occurred and be continuing on such date or would result after giving effect to the sale of the Term C Securities.

            (c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on any of the Borrowers, or any event reasonably likely to result in a Material Adverse Effect on any of the Borrowers, since December 31, 1999.

            (d) Sale of Term B Securities. The Term B Securities shall have been purchased by the Lender.

            (e) Delivery of Convertible Notes. The Borrowers shall have delivered to the Purchaser the Term C Notes.

            (f) Issuance of Additional Warrants. Parent shall have delivered to Lender (or such party or parties as Lender shall designate) certificates representing the Term B Warrants.

            (g) Payment of Fees. Borrowers shall have paid the Fees payable pursuant to Section 1.5 hereof (including the Fees specified in the Sunrise Commit ment Letter).

            (h) Participation Agreements. Participation Agreements, in substantially the form as attached hereto as Exhibit I, shall have been executed and delivered by the parties identified on Annex D hereof with respect to the amounts set forth thereon.

            The acceptance by the Borrower Representative of the proceeds of the sale of the Term C Securities shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 3.3 have been satisfied and (ii) a reaffirmation by the Borrowers of the granting and continuance of the Lender's Liens pursuant to the Collateral Documents.


4.    REPRESENTATIONS AND WARRANTIES OF BORROWERS

      To induce the Lender to purchase the Securities, the Borrowers executing this Agreement, jointly and severally, make the following representations and warranties to the Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.

      4.1   Corporate Existence; Compliance with Law.

            Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations set forth herein regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      4.2   Executive Offices; FEIN.

            As of the Closing Date, the current location of each Borrower's chief executive office and principal place of business is set forth on
Section 4.2 of the Disclosure Schedule, and none of such locations have changed within the twelve (12) months preceding the Closing Date. In addition, Section 4.2 of the Disclosure Schedule lists the federal employer identification number of each Borrower.

      4.3   Corporate Power, Authorization, Enforceable Obligations.

            The execution, delivery and performance by each Borrower of each of the Note Documents to which it is a party, the issuance of the Securities contem plated thereby and the creation of all Liens provided for therein: (a) are within such Person's corporate or partnership power; (b) have been duly authorized by all necessary or proper corporate, shareholder and other action (other than receipt of Stockholder Approval of the Charter Amendment necessary for issuance of the Term B Notes); (c) do not contravene any provision of such Person's charter, bylaws or partnership agreement; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, instrument, mortgage, deed of trust, or any material lease or other agreement to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person, other than those in favor of the Lender pursuant to the Note Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person. On or prior to the Closing Date, each of the Note Documents shall have been duly executed and delivered by each Borrower and each such Note Document shall then constitute a legal, valid and binding obligation enforceable in accordance with its terms.

      4.4 SEC Reports and Financial Statements. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (the "SEC Reports"). No Subsidiary of Parent is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been made and are not expected to be material in amount. All of such SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SEC Report) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

      4.5   Projections.

            The Projections delivered on the date hereof and attached as
Section 4.5 of the Disclosure Schedule have been prepared by Borrowers in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the fiscal year ending September 30, 2000 beginning on the first day of the month immediately following the Closing Date on a month by month basis for the first year and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

      4.6   Material Adverse Effect.

            Except as set forth on Section 4.6 of the Disclosure Schedule, between the September 30, 1999 and the Closing Date, (a) no Borrower has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the audited financial statements contained in the SEC Reports and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any Borrower's assets and no law or regula tion applicable to any Borrower has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Borrower is in default and to the best of Existing Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between September 30, 1999 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

      4.7   Ownership of Property:  Liens.

            As of the Closing Date, the real estate listed on Section 4.7 of the Disclosure Schedule (the "Real Estate") constitutes all of the real property owned, leased, subleased, or used by any Borrower. Each Borrower owns good and market able fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Section 4.7 of the Disclo sure Schedule, and copies of all such leases or a summary of terms thereof satisfac tory to Lender have been delivered to Lender. Section 4.7 of the Disclosure Sched ule further describes any Real Estate with respect to which any Borrower is a lessor, sublessor or assignor as of the Closing Date. Each Borrower also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encum brances. Each Borrower has received all deeds, assignments, waivers, consents, non- disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Borrower's right, title and interest in and to all such Real Estate and other properties and assets. Section
4.17 of the Disclosure Schedule also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Borrower's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued to enable the Real Estate to be lawfully occu pied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

      4.8   Labor Matters.

            As of the Closing Date (a) no strikes or other material labor disputes against any Borrower are pending or, to any Borrower's knowledge, threatened; (b) hours worked by and payment made to employees of each Borrower comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applica ble to such matter; (c) all payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower; (d) except as set forth in Section 4.8 of the Disclosure Schedule, no Borrower is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Section 4.8 of the Disclosure Schedule have been delivered to the Lender); (e) there is no organizing activity involving any Borrower pending or, to any Borrower's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition; and (g) except as set forth in Section 4.8 of the Disclosure Schedule, there are no complaints or charges against any Borrower pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Bor rower of any individual.

      4.9 Ventures; Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

            Except as set forth on Section 4.9 of the Disclosure Schedule, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any Person other than the other Borrowers. All of the issued and outstanding Stock of each Borrower that is a corporation is owned by each of the stockholders and in the amounts set forth on Section 4.9 of the Disclosure Schedule. Except as set forth on Section 4.9 of Disclosure Schedule, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repur chase or redeem any of its Stock or other equity securities, or interests or any Stock or other equity securities of its Subsidiaries. As of the Closing Date, the Borrowers have no Indebtedness or Guaranteed Indebtedness except as set forth on Section 7.3 of the Disclosure Schedule.

      4.10  Government Regulation.

            No Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. No Bor rower is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The issuance of the Securities by the Borrowers to the Lenders, the application of the proceeds from the sale thereof and repayment thereof, and the issuance of the Common Stock upon conversion of the Notes or exercise of the Warrants will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

      4.11  Margin Regulations.

            No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "pur chasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Borrower owns any Margin Stock, and none of the proceeds of the Notes or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchas ing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Notes or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action which might cause any Note Document to violate any regulation of the Federal Reserve Board.

      4.12  Taxes.

            All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 6.2(b). Proper and accurate amounts have been withheld by each Borrower from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Section 4.12 of the Disclo sure Schedule sets forth as of the Closing Date those taxable years for which any Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connec tion with such audit, or otherwise currently outstanding. Except as described on Section 4.12 of the Disclosure Schedule, no Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extend ing, or having the effect of extending, the period for assessment or collection of any Charges. None of the Borrowers and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Borrower's knowledge, as a transferee. As of the Closing Date, no Borrower has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

      4.13  ERISA.

            (a) Section 4.13 of the Disclosure Schedule lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to the Lender. Each Qualified Plan has been deter mined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Borrower or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either
Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No Borrower or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Borrower to a material tax on prohibited transac tions imposed by Section 4975 of the IRC.

            (b) Except as set forth in Section 4.13 of the Disclosure
Schedule: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Borrower or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001 (a)(14) of ERISA) of any Borrower or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

      4.14  No Litigation.

            No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Borrower's right or power to enter into or perform any of its obligations under the Note Documents to which it is a party, or the validity or enforceability of any Note Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Borrower and which, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.14 of the Disclosure Schedule, as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief or alleges criminal miscon duct of any Borrower.

      4.15  Brokers.

            Except as set forth on Section 4.15 of the Disclosure Schedule, no broker or finder acting on behalf of any Borrower brought about the issuance or sale of the Securities or the transactions contemplated by this Agreement, and no Bor rower has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

      4.16  Intellectual Property.

            As of the Closing Date, each Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or hereto fore conducted by it or proposed to be conducted by it, and each Patent, Trademark, registered Copyright and License is listed, together with application or registration numbers, as applicable, on
Section 4.16 of the Disclosure Schedule. Each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

      4.17  Full Disclosure.

            No information contained in this Agreement, any of the other Note Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower to the Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to the Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral.

      4.18  Environmental Matters.

            (a) Except as set forth on Section 4.18 of the Disclosure Schedule, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazard ous Material except for such contamination that would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (ii) no Borrower has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except for such Releases as would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iii) the Borrowers are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iv) the Borrowers have obtained, and are in compli ance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Borrower is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazard ous Materials, that are likely to result in any Environmental Liabilities of such Borrower which could reasonably be expected to have a Material Adverse Effect, and no Borrower has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief, or which alleges criminal misconduct by any Borrower; (vii) no notice has been received by any Borrower identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Borrowers, there are no facts, circumstances or conditions that may result in any Borrower being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Borrowers have provided to the Lender copies of all existing environmental reports and audits in their posses sion pertaining to actual or potential Environmental Liabilities, in each case relating to any Real Estate.

            (b) Each Borrower hereby acknowledges and agrees that the Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Borrower's affairs, and (ii) does not have the capacity through the provisions of the Note Documents or otherwise to influence any Borrower's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

      4.19  Insurance.

            Section 4.19 of the Disclosure Schedule lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Borrower, as well as a summary of the terms of each such policy.

      4.20  Bank Accounts.

            Section 4.20 of the Disclosure Schedule lists all banks and other financial institutions at which any Borrower maintains deposits and/or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

      4.21  Government Contracts.

            Except as set forth on Section 4.21 of the Disclosure Schedule, as of the Closing Date, no Borrower is a party to any contract or agreement with any Governmental Authority and no Borrower's Accounts are subject to the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section
3727), or any similar state or local law.

      4.22  Customer and Trade Relations.

            Except as set forth on Section 4.22 of the Disclosure Schedule, as of the Closing Date, there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Borrower with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Borrower; or the business relationship of any Borrower with any supplier material to its operations.

      4.23  Agreements and Other Documents.

            As of the Closing Date, each Borrower has provided to the Lender or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any it is subject and each of which are listed on Section 4.23 of the Disclosure Schedule: (a) supply agreements and purchase agreements not terminable by such Borrower within sixty (60) days following written notice issued by such Borrower and involving transactions in excess of $1,000,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by the Borrowers, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of such Borrower and any security interest granted by such Borrower with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Borrower.

      4.24 Solvency. Immediately after giving effect to (a) the sale of Securities by the Borrower on the Closing Date or such other date as Notes requested hereunder are issued, (b) the disbursement of the proceeds of the sale of the Securities pursuant to the instructions of Parent, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is Solvent.

      4.25 Valid Issuance of Securities. Upon issuance and delivery of (a) certificates representing the Term A Shares and (b) the shares of Common Stock issuable upon conversion of any Notes or exercise of any Warrants, such shares of Common Stock will be validly issued, fully paid, non-assessable and free of preemp tive rights or similar rights of stockholders of Parent, and free and clear of all Liens or other encumbrances.

4A.   REPRESENTATIONS AND WARRANTIES OF THE LENDER

      4A.1 Acquisition for Own Account. The Securities to be purchased by the Lender hereunder shall be acquired for investment for the Lender's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and, except with respect to the sale of participations in the Securities discussed herein, the Lender has no present intention of selling or otherwise distributing the same. The Lender has not been formed for the specific purpose of acquiring the Securities.

      4A.2 Adequate Information. The Lender has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities to be purchased under this Agree ment. The Lender further has had an opportunity to ask questions and receive answers from the Borrowers regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Borrowers pos sessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Lender or to which the Lender had access.

      4A.3 Acknowledgment of Risk. The Lender understands that the purchase of the Securities involves substantial risk. The Lender acknowledges that the Lender is able to fend for itself, can bear the economic risk of the Lender's investment in the Securities and has such knowledge and experience in financial or business matters that the Lender is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment.

      4A.4 Accredited Investor. The Lender is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

      4A.5 Restrictions on Distribution. The Lender understands that the Securities are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Borrowers in a transaction not involv ing a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Further, the Lender represents that the Lender is familiar with Rule 144 of the Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Lender understands that Parent is under no obligation to register any of the securities sold hereunder except as provided in the Registration Rights Agreement.


5.    COVENANTS: FINANCIAL STATEMENTS AND INFORMATION

      5.1 Reports and Notices. Borrowers shall deliver or cause to be delivered to the Lender the following:

            (a) Quarterly Financials. Within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrowers, certified by the Chief Financial Officer of Parent, including
(i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corre sponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by
(A) a compliance Certificate in respect of each of the financial covenants set forth on Annex B which is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for the period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to the Lender, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis which includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year;

            (b) Operating Plan. As soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for the Borrow ers, approved by the Board of Directors of Parent, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include quarterly balance sheets and a quarterly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit and cash flow projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on histori cal performance), and including plans for personnel, Capital Expenditures and facilities;

            (c) Annual Audited Financials. Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an inde pendent certified public accounting firm of national standing or otherwise acceptable to the Lender. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compli ance with each of the financial covenants set forth on Annex B, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default; and (vi) a letter from the Chief Financial Officer of Borrower addressed to the Lender, in form and substance reasonably satisfactory to the Lender, setting forth a comparison of the figures for the previous Fiscal Year against the figures contained in the Projections for such Fiscal Year;

            (d) Management Letters. Within five (5) Business Days after receipt thereof by any Borrower, copies of all management letters, exception reports or similar letters or reports received by such Borrower from its independent certified public accountants;

            (e) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopies notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

            (f) SEC Filing and Press Releases. Promptly upon their becoming available, copies of: (i) all SEC Reports made publicly available by Parent to its security holders; and (ii) all press releases and other statements made available by any Parent to the public concerning material adverse changes or developments in the business of any such Person;

            (g) Supplemental Schedules. To the Lender, supplemental disclosures, if any, required by Section 6.6 of the Agreement;

            (h) Litigation. Promptly upon learning thereof, notice of any Litigation commenced or threatened against any Borrower that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Borrower or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Borrower, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

            (i) Insurance Notices. Disclosure of losses or casualties required by Section 6.4 of the Agreement;

            (j) Lease/Warehouse Notices. To Agent, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may request respecting such leased locations or public warehouses; and

            (k) Other Documents. Such other financial and other information respecting any Borrower's business or financial condition as the Lender shall, from time to time, request in its reasonable discretion.

      5.2   Communication with Accountants.

            Each Borrower executing this Agreement authorizes the Lender to communicate directly with its independent certified public accountants, and autho rizes and shall instruct those accountants and advisors to disclose and make available to the Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Borrower (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Borrower in a manner consistent with the policies of such accountants and advisors.

6.    AFFIRMATIVE COVENANTS

      Each Borrower jointly and severally agrees as to all Borrowers that from and after the date hereof and until the Termination Date:

      6.1   Maintenance of Existence and Conduct of Business.

            Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth on Section
6.1 of the Disclosure Schedule.

      6.2   Payment of Obligations.

            (a) Subject to Section 6.2(b), each Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

            (b) Each Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 6.2(a); provided, that (i) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances, (vi) such Borrower shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Lender evidence acceptable to the Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 6.2(b) are no longer met, and (vii) the Lender has not advised Borrowers in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

      6.3   Books and Records.

            Each Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial State ments contained in the SEC Reports.

      6.4   Insurance: Damage to or Destruction of Collateral.

            (a) The Borrowers shall, at their sole cost and expense, maintain the policies of insurance described on Section 4.19 of the Disclosure Schedule as in effect on the date hereof in form and with insurers acceptable to the Lender. If any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable. The Lender shall have no obligation to obtain insurance for any Borrower or pay any premiums therefor. By doing so, the Lender shall not be deemed to have waived any Default or Event of Default arising from any Borrower's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Lender and shall be additional Obligations hereunder secured by the Collateral.

            (b) The Lender reserves the right at any time upon any change in any Borrower's risk profile (including any change in the product mix maintained by any Borrower or any laws affecting the potential liability of such Borrower) to require additional forms and limits of insurance to, in the Lender's opinion, ade quately protect Lender's interests in all or any portion of the Collateral and to ensure that each Borrower is protected by insurance in amounts and with coverage custom ary for its industry. If requested by the Lender, each Borrower shall deliver to the Lender from time to time a report of a reputable insurance broker, satisfactory to the Lender, with respect to its insurance policies.

            (c) Each Borrower shall deliver to the Lender, in form and substance satisfactory to the Lender, endorsements to (i) all "All Risk" and business interruption insurance naming the Lender as a loss payee, and
(ii) all general liability and other liability policies naming the Lender as additional insured. Each Borrower irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender), so long as any Default or Event of Default shall have occurred and be continuing, as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. The Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Parent shall promptly notify the Lender of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by the Lender in the collection or handling thereof, the Lender may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.6(b), or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.

      6.5   Compliance with Laws.

            Each Borrower shall comply with all federal, state, local and foreign laws and regulations applicable to it, including without limitation those relating to licensing, ERISA and labor matters, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      6.6   Supplemental Disclosure.

            From time to time as may be requested by the Lender (which request will not be made more frequently than twice each year absent the occurrence and continuance of a Default or an Event of Default), the Borrowers shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Note Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein);provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Lender in writing; and (b) no supplement shall be required as to representa tions and warranties that relate solely to the Closing Date.

      6.7   Intellectual Property.

            Each Borrower will conduct its business and affairs without infringe ment of or interference with any Intellectual Property of any other Person which could reasonably be expected to have a Material Adverse Effect.

      6.8   Environmental Matters.

            Each Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are necessary to comply with Environmental Laws and Environmental Permits pertain ing to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify the Lender promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to the Lender a copy of any order, notice, request for information or any communica tion or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation or Release. If the Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Borrower shall, upon the Lender's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers' expense, as the Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably accept able to the Lender and shall be in form and substance acceptable to the Lender, and
(ii) permit the Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Lender deems reasonably appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse the Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

      6.9   Landlords' Agreements, Mortgagee Agreements and Bailee Letters.

            Each Borrower shall use its best efforts to obtain a landlord's agree ment, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be satisfactory in form and substance to the Lender. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Borrower and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of the Lender, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Borrower shall timely and fully pay and perform its obliga tions under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. If any Borrower obtains an ownership interest in any real property following the Closing Date, such Borrower shall execute and deliver all documents and instruments necessary to grant the Lender a fully perfected security interest in such real property.

      6.10 Election of Directors. As long as any Notes remain outstanding, Parent shall use its reasonable best efforts to cause the Sunrise Directors to be elected to the Board of Directors of Parent at each annual meeting of Parent's stockholders.

      6.11  Further Assurances.

            Each Borrower agrees that it shall and shall cause each other Bor rower to, at such Borrower's expense and upon request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement or any other Note Document.

7.    NEGATIVE COVENANTS

      Each Borrower jointly and severally agrees as to all Borrowers that, without the prior written consent of the Lender, from and after the date hereof until the Termination Date:

      7.1   Mergers, Subsidiaries, Etc.

            No Borrower shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person.

      7.2   Investments; Notes and Advances.

            Except as otherwise expressly permitted by this Section 7, no Bor rower shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $250,000; and (b) provided that no Event of Default shall have occurred and be continuing and that the Lender has a first priority perfected security interest therein pursuant to a Control Letter, Borrowers may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof or overnight repurchase obligations issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $500,000 for any one such certificate of deposit and $1,000,000 for any one such bank, (iv) time deposits, maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings and loan associations each having mem bership either in the Federal Deposit Insurance Corporation or in the Federal Savings and Loan Insurance Corporation and in amounts not exceeding the maximum amounts of insurance thereunder, and (v) any other type of investment not exceeding $1,000,000 in the aggregate at any time outstanding.

      7.3   Indebtedness.

            (a) No Borrower shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests permitted in clause (c) of Section 7.7,
(ii) Indebtedness under the Existing Senior Credit Facility in an aggregate principal amount not to exceed $23.0 million at any time outstanding; provided, that Indebtedness permitted by this clause (ii) shall be $25.0 million if the Term B Notes have not been sold to the Lender; (iii) the Notes and the other Obligations, (iii) deferred taxes, (iv) un funded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) existing Indebtedness described on Section 7.3 of the Disclosure Schedule and refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Borrower or the Lender, as reasonably determined by the Lender, than the terms of the Indebtedness being refinanced, amended or modified, (vi) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower or Foreign Subsidiary, provided that (A) each obligor of such loans or advances shall have executed and delivered to the Borrower making such loan or advances, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such obligor to such Borrower, which Intercompany Notes shall be in form and substance satisfactory to the Lender and shall be pledged and delivered to the Lender pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to the Lender; (C) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; and (D) no Default or Event of Default would occur and be continu ing after giving effect to any such proposed intercompany loan.

            (b) No Borrower shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than
(i) the Obligations, (ii) Indebted ness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 7.8(b), or (iii) other Indebtedness not in excess of $500,000.

      7.4   Employee Notes and Affiliate Transactions.

            (a) Except as otherwise expressly permitted in this Section 7 with respect to Affiliates, no Borrower shall enter into or be a party to any transaction with any other Borrower or any Affiliate thereof except (i) transfers of equipment and sales of inventory between Borrowers in the ordinary course of business; provided that such assets are physically moved to the premises of the transferee and each Borrower continues to be Solvent after giving effect to any such transfer; and (ii) other transactions in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business (but expressly excluding any Restricted Payments except as expressly permitted in Section 7.14) and, in each case, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Borrower. In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Lender. All such transactions existing as of the date hereof are described on Section 7.4(a) of the Disclosure Schedule.

            (b) No Borrower shall enter into any lending or borrowing transaction with any employees of any Borrower, except loans to their respective employees on an arms-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding.

      7.5   Capital Structure and Business.

            No Borrower shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Notes or any of the other Obligations or could reasonably be expected to result in a Material Adverse Effect, (b) except as contemplated by this Agreement, make any change in its capital structure as described on Section 4.9 of the Disclosure Schedule, including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except that Parent may issue shares to Borrowers' employees upon exercise of options or pursuant to Parent's employee stock option plan, or (c) amend its charter or bylaws in a manner which would adversely affect the Lender or such Borrower's duty or ability to repay the Obligations. No Borrower shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

      7.6   Guaranteed Indebtedness.

            No Borrower shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Borrower, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Borrower if the primary obligation is expressly permitted by this Agreement.

      7.7   Liens.

            No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on
Section 7.7 of the Disclosure Schedule; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Borrower in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Bor rower shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lender, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

      7.8   Sale of Stock and Assets.

            No Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries and any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Borrower of Equipment or Fixtures that are obsolete or no longer used or useful in such Borrower's business and having a value not exceeding $100,000 in an, single transaction or $500,000 in the aggregate in any Fiscal Year, and (c) those disposi tions set forth in Section 7.8 of the Disclosure Schedule. With respect to any disposition of assets or other properties permitted pursuant to clause (b) and clause (c) above, the Lender agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Borrower to effect such disposition and shall execute and deliver to Borrowers, at Borrowers' expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

      7.9   ERISA.

            No Borrower shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

      7.10  Financial Covenants.

            Borrowers shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth on Annex B.

      7.11  Hazardous Materials.

            No Borrower shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate, or form the basis for Environmental Liabilities under, any Environmental Laws or Environmental Permits, other than such violations or Environmental Liabilities which could not reasonably be expected to have a Material Adverse Effect.

      7.12  Sale-Leasebacks.

            No Borrower shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

      7.13  Cancellation of Indebtedness.

            No Borrower shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the ordinary course of its business consistent with past practices.

      7.14  Restricted Payments.

            No Borrower shall make any Restricted Payment, except (a) intercompany loans and advances between Borrowers to the extent permitted by Section 7.3 above; (b) dividends and distributions by a Borrower to such Borrower as owns all of its capital stock; and (c) employee loans permitted under Section 7.4(b) above.

      7.15  Change of Corporate Name or Location; Change of Fiscal Year.

            No Borrower shall not (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concern ing the Collateral, in any case without at least thirty (30) days prior written notice to the Lender and after the Lender's written acknowledgment that any reasonable action requested by the Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Borrower shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to the Lender and after the Lender's written ac knowledgment that any reasonable action requested by the Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken. No Borrower shall change its Fiscal Year.

      7.16  No Impairment of Intercompany Transfers.

            No Borrower shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agree ment and the other Note Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of divi dends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

      7.17  No Speculative Transactions.

            No Borrower shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

      7.18  Leases.

            No Borrower shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any year for Borrowers on a consolidated basis would exceed $500,000.

8.    TERM

      8.1   Termination.

            The financing arrangements contemplated hereby shall be in effect until the Maturity Date and the Notes and all other Obligations shall be automatically due and payable in full on such date.

      8.2 Survival of Obligations Upon Termination of Financing Arrange ments.

            Except as otherwise expressly provided for in the Note Documents, no termination or cancellation (regardless of cause or procedure) of any Note or any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of the Lender relating to any unpaid portion of the Notes or any other Obligations, due or not due, liqui dated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Note Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of the Lender, all as contained in the Note Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 12, the payment obligations under Sections 1.2, 1.4 and 1.5, and the indemnities contained in the Note Documents shall survive the Termination Date.

9.    EVENTS OF DEFAULT:  RIGHTS AND REMEDIES

      9.1   Events of Default.

            The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

            (a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Notes or any of the other Obligations when due and payable, whether by acceleration or otherwise, or
(ii) fails to pay or reimburse the Lender for any expense reimbursable hereunder or under any other Note Document within ten (10) days following the Lender demand for such reim bursement or payment of expenses.

            (b) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.5, 6.4 or 7, or any of the provisions set forth on Annex B.

            (c) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5 and the same shall remain unremedied for three (3) Business Days or more.

            (d) Any Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Note Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the some shall remain unremedied for thirty
(30) days or more.

            (e) A default or breach shall occur under any other agreement, document or instrument to which any Borrower is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obliga tions) of any Borrower in excess of $100,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $200,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

            (f) Assets of any Borrower with a fair market value of $200,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower and such condition continues for thirty (30) days or more.

            (g) A case or proceeding shall have been commenced against any Borrower seeking a decree or order in respect of any Borrower (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Borrower or of any substantial part of any such Person's assets, or (iii) ordering the winding up or liquidation of the affairs of any Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

            (h) Any Borrower (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Borrower or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

            (i) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against any Borrower and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

            (j) Any material provision of any Note Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Borrower shall challenge the enforceability of any Note Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Note Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Note Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

            (k)   Any Change of Control shall occur.

            (l) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrowers generating more than 25% of Borrowers' consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) days.

      9.2   Remedies.

            (a) If any Default or Event of Default shall have occurred and be continuing, the Lender may, without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Notes to the Default Rate as provided in Section 1.4(e).

            (b) If any Event of Default shall have occurred and be continuing, the Lender may, without notice, (i) declare all or any portion of the Obligations, including all or any portion of any Note to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Borrower; and (ii) exercise any rights and remedies provided to the Lender under the Note Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 9.1(g), (h) or (i), all of the Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

      9.3   Waivers by Borrowers.

            Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Lender on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever the Lender may do in this regard, (b) all rights to notice and a hearing prior to the Lender's taking possession or control of, or to the Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

10.   ASSIGNMENTS AND PARTICIPATIONS

      10.1  Assignments.

            (a) The Borrowers signatory hereto consent to the Lender's assignment of, and/or sale of participations in, at any time or times, the Note Docu ments, Notes, or of any portion thereof or interest therein, including the Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by the Lender shall require the consent of Borrowers (which shall not be unreasonably withheld or delayed), except that the consent of Borrowers shall not be required for an assignment by the Lender to an affiliate (i.e., an entity controlling, controlled by or under common control with the assigning Lender) or during the existence and continuance of a Default or an Event of Default, and the execution of an assignment agreement; (ii) be conditioned on the assignee lender representing to the assigning Lender that it is purchasing the applicable Notes to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and (iii) if a partial assignment, be in an amount at least equal to $1,000,000. In the case of an assignment by the Lender under this
Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall have all the rights and remedies of the Lender. In the event the Lender assigns or otherwise transfers all or any part of a Note, the Lender shall so notify Borrowers and Borrow ers shall, upon the request of the Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 10.1(a), the Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Note Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder or under any other Note Document.

            (b) Any participation by a Lender of all or any part of any Note shall be made with the understanding that all amounts payable by Borrowers hereun der shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any
Note in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Note in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Docu ments or the other Note Documents). Solely for purposes of Sections 1.9, 1.11, and 1.12, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be consid ered to be a "Lender". Except as set forth in the preceding sentence no Borrower shall have any obligation or duty to any participant.

            (c) Except as expressly provided in this Section 10.1, no Lender shall be relieved of any of its obligations hereunder as a result of any sale, assign ment, transfer or negotiation of, or granting of participation in, all or any part of the Notes or other Obligations owed to such Lender.

            (d) Each Borrower shall assist any Lender permitted to sell assignments or participations under this Section 10.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by the Lender, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Borrowers and their affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 4.5.

            (e) A Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees (including prospec tive assignees). Each Lender shall obtain from assignees or participants confidential ity covenants substantially equivalent to those contained in Section 12.8.

            (f) So long as no Event of Default shall have occurred and be continuing, the Lender shall not assign or sell participations in any portion of its Notes, if, as of the date of the proposed assignment or sale, the assignee or partici pant would be subject to capital adequacy or similar requirements under Section 1.12(a) or increased costs under Section 1.12(b).

11.   SUCCESSORS AND ASSIGNS

      11.1  Successors and Assigns.

            This Agreement and the other Note Documents shall be binding on and shall inure to the benefit of each Borrower, the Lender and their respective successors and assigns (including, in the case of any Borrower, a debtor-in-posses sion on behalf of such Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Note Documents without the prior express written consent of the Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of the Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Note Documents.

12.   MISCELLANEOUS

      12.1  Complete Agreement; Modification of Agreement.

            The Note Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2 below. Any letter of interest, commit ment letter, and/or fee letter (other than the Sunrise Commitment Letter) between any Borrower and the Lender or any of their respective affiliates, predating this Agree ment and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

      12.2  Amendments and Waivers.

      No amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and Borrowers.

      12.3  Fees and Expenses.

            Borrowers shall reimburse the Lender for all out-of-pocket expenses incurred in connection with the preparation of the Note Documents (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors retained in connection with the Note Documents and the transactions contemplated thereby and advice in connection therewith). Borrowers shall reimburse the Lenders for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

            (a) the forwarding to Borrowers or any other Person on behalf of Borrowers of the proceeds of the sale of the Notes or the other Securities;

            (b) any amendment, modification or waiver of, or consent with respect to, any of the Note Documents or advice in connection with the administra tion of the loans evidenced by the Notes made pursuant hereto or its rights hereunder or thereunder;

            (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Note Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to the Lender by virtue of the Note Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Notes during the pendency of one or more Events of Default;

            (d) any attempt to enforce any remedies of the Lender against any or all of the Borrowers or any other Person that may be obligated to Lender by virtue of any of the Note Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Notes during the pendency of one or more Events of Default;

            (e) any work-out or restructuring of the Notes during the pen dency of one or more Events of Default;

            (f) efforts to (i) monitor the Notes or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, provided that with respect to field audits or other access reviews pursuant to Section 1.10 conducted while there are no outstanding Events of Default, Borrowers shall only be obligated to reimburse the Lender for expenses incurred with respect to one such field audit per Fiscal Year; including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 12.3 shall be payable, on demand, by Borrowers to the Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmen tal advisors, appraisers, field auditors, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

      12.4  No Waiver.

            The Lender's failure, at any time or times, to require strict perfor mance by the Borrowers of any provision of this Agreement and any of the other Note Documents shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Note Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by the Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Lender, and directed to Borrowers specifying such suspension or waiver.

      12.5  Remedies.

            The Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Lender may have under any other agreement, including the other Note Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

      12.6  Severability.

            Wherever possible, each provision of this Agreement and the other Note Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      12.7  Conflict of Terms.

            Except as otherwise provided in this Agreement or any of the other Note Documents by specific reference to the applicable provisions of this Agree ment, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Note Documents, the provision contained in this Agreement shall govern and control.

      12.8  Confidentiality.

            The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintaining the confidentiality of its own confi dential information) to maintain as confidential all confidential information provided to them by the Borrowers and designated as confidential for a period of two (2) years following receipt thereof, except that the Lender may disclose such information (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Notes; (b) to any bona fide assignee or potential assignee that has agreed to comply with the covenant contained in this Section 12.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of the Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Note Documents or in connection with any Litigation to which the Lender is a party; or (f) which ceases to be confidential through no fault of the Lender.

      12.9  GOVERNING LAW.

            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE NOTE DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE NOTE DOCU MENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CON STRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PER FORMED IN THAT STATE. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BOR ROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IM PROPER VENUE OR FORUM NON CONVENIENS.

      12.10 Notices.

            Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communica tion shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

      Any notices required under this Agreement shall be delivered if to the Lender:

                  Sunrise Capital Partners, L.P.
                  685 Third Avenue, 15th Floor
                  New York, NY 10017
                  Attention: Joseph Julian
                  Fax: (212) 582-3016

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York 10036
                  Attention: Eileen T. Nugent
                  Fax: (212) 735-2000

                  if to any Borrower:

                  WPI Group, Inc.
                  1155 Elm Street
                  Manchester, NH 03101
                  Attention: John Allard
                  Fax: 603-627-3150

                  with a copy to:

                  Nixon Peabody LLP
                  889 Elm Street
                  Manchester, NH 03101
                  Attention: Daniel W. Sklar
                  Fax: 603-628-4040


      12.11 Section Titles.

            The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      12.12 Counterparts.

            This Agreement may be executed in any number of separate counter parts, each of which shall collectively and separately constitute one agreement.

      12.13 WAIVER OF JURY TRIAL.

            THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHER WISE, AMONG THE LENDER AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATION SHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREE MENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

      12.14 Reinstatement.

            This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obliga tions, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obliga tions shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

      12.15 No Strict Construction.

            The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agree ment.

      12.16 Joint and Several Obligations.

            The Notes and the other Obligations shall constitute the joint and several obligations of the Borrowers.




                          [SIGNATURE PAGE FOLLOWS]



      IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.


                              BORROWERS:

                              WPI GROUP, INC.,
                              WPI POWER SYSTEMS, INC.,
                              WPI MAGNETEC, INC.,
                              WPI ELECTRONICS, INC.,
                              WPI TERMIFLEX, INC.,
                              WPI MICRO PALM, INC.,
                              WPI MICRO PROCESSOR SYSTEMS, INC.,
                              WPI DECISIONKEY, INC.,
                              WPI UK HOLDING, INC.,
                              WPI UK HOLDING II, INC.,
                              WPI OYSTER TERMINALS, INC.,
                              WPI HUSKY TECHNOLOGY, INC., and
                              WPI INSTRUMENTS, INC.


                              By:
                                  -----------------------------------------
                                  Name:
                                  Title:

                              THE LENDER:

                              SUNRISE CAPITAL PARTNERS, L.P.

                              By: Sunrise Advisors, LLC,
                                    its General Partner

                              By:
                                  -----------------------------------------
                                  Name:
                                  Title:





                                  ANNEX A
                                     TO
                         CONVERTIBLE NOTE AGREEMENT

                                DEFINITIONS

      Capitalized terms used in the Note Documents shall have (unless otherwise provided elsewhere in the Note Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

      "Account Debtor" shall mean any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account.

      "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Borrower (for purposes of this definition, the term "Borrower" shall include Foreign Subsidiaries) and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obliga tions (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Borrower, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of each Borrower's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of each Borrowers rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Borrower, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

      "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.

      "Agreement" shall mean the Convertible Note Agreement, dated as of the Closing Date, by and among Borrowers and the Lender.

      "ANG Notes" shall have the meaning assigned to it in the recitals to the Agreement.

      "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

      "Borrowers" and "Borrower" shall have the respective meanings assigned thereto in the recitals to the Agreement.

      "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

      "Bylaws Amendment" shall mean the amendment to the bylaws of Parent, substantially in the form of Exhibit J attached to the Agreement.

      "Capital Expenditures" shall mean, with respect to any Person, all expendi tures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replace ments, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

      "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accor dance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

      "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

      "Change of Control" shall mean any event, transaction or occurrence as a result of which (a) Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the other Borrowers, or (b) if any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances.

      "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (b) any Borrower's ownership or use of any properties or other assets, or (e) any other aspect of any Borrower's business.

      "Charter Amendment" shall mean the amendment to Parent's Articles of Incorporation increasing the number of authorized shares of Common Stock of Parent from 20,000,000 to 75,000,000.

      "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

      "Closing Date" shall mean the date on which all of the conditions precedent to the purchase of the Term A Securities shall have been satisfied by the Borrowers or waived by Sunrise, or such other date as may be agreed upon between the parties.

      "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attach ment, perfection or priority of the Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commer cial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

      "Collateral" shall mean the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender to secure the Obligations.

      "Collateral Documents" shall mean the Security Agreement, the Pledge Agreements, the Security Agreements (Intellectual Property) and all similar agree ments entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

      "Common Stock" shall mean the common stock, par value $.01 per share, of Parent.

      "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

      "Control Letter" means a letter agreement between the Lender and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Borrower, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Borrower, (iii) a futures commission mer chant or clearing house with respect to commodity accounts and commodity con tracts held by any Borrower, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Lender on such financial assets, and agrees to follow the instructions or entitlement orders of the Lender without further consent by the affected Borrower.

      "Conversion Price" shall mean the Initial Conversion Price as adjusted from time to time in accordance with Section 2.3 of the Agreement.

      "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

      "Copyrights" shall mean all of the following now owned or hereafter acquired by any Borrower: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

      "Current Assets" shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

      "Current Credit Facilities" shall have the meaning assigned thereto in the recitals to the Agreement.

      "Current Liabilities" shall mean, with respect to any Person, all liabilities which should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, and the current portion of long-term debt required to be paid within one year.

      "Current Ratio" shall mean, with respect to any Person as of any date of determination, the ratio of (a) Current Assets, to (b) Current
Liabilities.

      "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

      "Default Rate" shall have the meaning assigned to it in Section 1.4(e) of the Agreement.

      "Disclosure Schedules" shall mean the Schedules prepared by Borrowers attached to the Agreement.

      "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

      "Dollars" or "$" shall mean lawful currency of the United States of America.

      "EBITDA" shall mean, with respect to Borrowers for any fiscal period, an amount equal to (a) consolidated net income of Borrowers for such period, minus (b) the sum of (i) income tax credits, (ii) interest income,
(iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by Borrowers (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of Borrowers for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, and (v) an aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by Borrowers (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of Borrowers for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of
Borrowers: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, a Borrower or any Borrower's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which any Borrower has an ownership interest, except to the extent any such income has actually been received by a Borrower in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary;
(4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write- up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of a Borrower, (8) in the case of a successor to a Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of a Borrower at the date of acquisition of such Subsidiary over the cost to a Bor rower of the investment in such Subsidiary.

      "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Compre hensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.ss.ss. 9601 et seq.) ("CERCLA"); the
Hazardous Materials Transportation Authorization Act of 1994 (49
U.S.C.ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.ss. 136 et seq); the Solid Waste Disposal Act
(42 U.S.C.ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C.ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.ss.ss. 651 et seq.); and the
Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

      "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penal ties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

      "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations required by any Governmental Authority under any Environmental Laws.

      "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all such Borrower's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insur ance proceeds with respect thereto.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

      "ERISA Affiliate" shall mean, with respect to any Borrower, any trade or business (whether or not incorporated) which, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

      "ERISA Event" shall mean, with respect to any Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001 (a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

      "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

      "Event of Default" shall have the meaning assigned to it in Section
9.1.

      "Excess Cash Flow" shall mean, without duplication, with respect to any Fiscal Year of Borrowers, consolidated net income plus (a) depreciation, amortiza tion and Interest Expense to the extent deducted in determining consolidated net income, plus decreases or minus increases (as the case may be) in (b) Working Capital minus (c) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (d) Interest Expense paid (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, minus (f) mandatory prepayments paid in cash pursuant to Section
1.6 plus (g) taxes deducted in determining consolidated net income to the extent not paid for in cash. For purposes of this definition, "Working Capital" means Current Assets less Current Liabilities.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Existing Senior Credit Facility" shall have the meaning assigned thereto in the Recitals of the Agreement.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

      "Fees" shall mean any and all fees payable to the Lender pursuant to the Agreement or any of the other Note Documents, including without limitation all fees specified in the Sunrise Commitment Letter.

      "Financial Covenants" shall mean those covenants set forth in Annex
C.

      "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers contained in the SEC Reports.

      "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrowers, ending on each December 31, March 31, June 30 and September 30.

      "Fiscal Year" shall mean any of the annual accounting periods of Borrowers ending on each September 30.

      "Fixed Charge Coverage Ratio" shall mean, with respect to the Borrowers for any period on a combined basis, the ratio of (a) EBITDA less income taxes paid in cash and Capital Expenditures to (b) the sum of (i) Interest Expense paid in cash and (ii) scheduled principal payments on Funded Debt.

      "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

      "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations.

      "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied.

      "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, and, in any event, including all right, title and interest which such Borrower may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trade mark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspon dence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation,
(b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securi ties or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determi nable amount of the primary obligation in respect of which such Guaranteed Indebt edness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

      "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmen tal Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazard ous constituent," "special waste," "toxic substance" under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

      "Indebtedness" of any Person shall mean without duplication (a) all indebted ness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obliga tions of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (k) the Obligations.

      "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.12 of the Agreement.

      "Indemnified Persons" shall have the meaning assigned to it in
Section 1.12 of the Agreement.

      "Initial Conversion Price" shall mean $1.75.

      "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

      "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

      "Intercompany Notes" shall have the meaning assigned to it in Section
6.3 of the Agreement.

      "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash and including financing commit ment fees) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person.

      "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Borrower (for purposes of this definition, the term "Borrower" shall include Foreign Subsidiaries), wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

      "Investment Property" shall have the meaning ascribed thereto in
Section 9- 115 of the Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by any Borrower; (iv) all commodity contracts held by any Borrower; and (v) all commodity accounts held by any Borrower.

      "IRC" shall mean the Internal Revenue Code of 1986, as amended.

      "IRS" shall mean the Internal Revenue Service, or any successor thereto.

      "Lender" shall mean Sunrise Capital Partners, L.P.

      "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

      "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

      "Litigation" shall have the meaning assigned to it in Section 4.14 of the Agreement..

      "Loan Account" shall have the meaning assigned to it in Section 1.8 of the Agreement.

      "Mandatory Conversion Amount" shall have the meaning ascribed thereto in Section 2.2.

      "Mandatory Conversion Date" shall have the meaning ascribed thereto in Section 2.2 of the Agreement.

      "Margin Stock" shall have the meaning ascribed thereto in Section
4.11 of the Agreement.

      "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects, or financial or other condition of any Bor rower, (b) any Borrower's ability to pay any of the Notes or any of the other Obliga tions in accordance with the terms of the Agreement, (c) the Collateral or the Lender's Liens on the Collateral or the priority of such Liens, or (d) the Lender's rights and remedies under the Agreement and the other Note Documents. Without limiting the foregoing, any event or occurrence which results or could reasonably be expected to result in costs or liabilities in excess of $1,000,000 as of any date of determination shall be deemed to have had Material Adverse Effect.

      "Maturity Date" shall mean the third anniversary of the date of the Agree ment.

      "Maximum Lawful Rate" shall have the meaning ascribed thereto in
Section 1.4(f) of the Agreement.

      "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 400l(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

      "Net Cash Proceeds" shall mean cash proceeds received from an asset disposition, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

      "Net Worth" shall mean, with respect to any Person as of any date of determi nation, the book value of the assets of such Person, minus (a) reserves applicable thereto, and minus (b) all of such Person's liabilities on a consolidated basis (includ ing accrued and deferred income taxes), all as determined in accordance with GAAP.

      "Note Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Bor rower, or any employee of any Borrower, and delivered to the Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Note Document to a Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supple ments or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

      "Notes" shall mean the Term A Notes, the Term B Notes, the Term C Notes and the PIK Notes, collectively.

      "Obligations" shall mean all loans, advances, debts, liabilities and obliga tions, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to the Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Note Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganiza tion of any Borrower, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Borrower under the Agreement, the Notes or any of the other Note Documents.

      "Optional Conversion Amount" shall have the meaning ascribed thereto in Section 2.1 of the Agreement.

      "Optional Conversion Date" shall have the meaning ascribed thereto in
Section 2.1 of the Agreement.

      "Parent" shall have the meaning ascribed thereto in the recitals to the Agree ment.

      "Participation Agreement" shall mean the Participation Agreement, dated as of the date hereof, between the Lender and Allard-Nazarian Group, Inc., in substan tially the form as attached to the Agreement as Exhibit I.

      "Patent Security Agreements" shall mean the Patent Security
Agreements made in favor of the Lender by each applicable Borrower.

      "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any inven tion on which a Patent is in existence.

      "Patents" shall mean all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar of lice or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

      "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens securing the obligations of the Borrowers under the Existing Senior Credit Facility; (b) Liens for taxes or assessments or other governmental Charges not yet due and payable or being contested in accordance with
Section 5.2(b) of the Agreement; (c) pledges or deposits of money securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legisla tion; (d) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business; (e) deposits of money securing statutory obligations of any Borrower for workers compensation and similar charges; (f) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and or Real Estate; (g) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $25,000 at any time, so long as such Liens attach only to Inventory; (h) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (h) any attach ment or judgment lien not constituting an Event of Default under Section 8.1(j), so long as such Lien only attaches to Real Estate; (j) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregulari ties in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (k) presently existing or hereinafter created Liens in favor of the Lender; and (l) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

      "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

      "PIK Note" shall have the meaning ascribed thereto in Section 1.4(b).

      "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Borrower.

      "Pledge Agreement" shall mean the Stock Pledge and Security Agreement dated as of the Closing Date between Borrowers and the Lender pledging to the Lenders the stock of all Borrowers other than Parent and 65% of the stock of each Foreign Subsidiary (as required by the Agreement), in substantially the form as attached to the Agreement as Exhibit M.

      "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trade mark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

      "Projections" means Borrowers' forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division by division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrowers, together with appropriate supporting details and a statement of underly ing assumptions, and such additional detail as requested by the Lender.

      "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

      "Real Estate" shall have the meaning assigned to it in Section 3.6 of the Agreement.

      "Registration Rights Agreement" shall mean the Registration Rights Agree ment, substantially in the form attached as Exhibit F to the Agreement.

      "Release" shall mean any spill, emission, leaking, pumping. pouring, emit ting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

      "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock, (b) any payment on account of the purchase, redemption, defiance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defiance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding war rants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any pay ment, loan, contribution, or other transfer of funds or other property to any Stock holder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

      "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

      "SEC" shall mean the Securities and Exchange Commission, or any successor entity or agency thereto.

      "SEC Reports" shall have the meaning ascribed thereto in Section 4.4 of the Agreement.

      "Securities" shall mean the Term A Securities, the Term B Securities, the Term C Securities and any other Notes issued pursuant to the Agreement.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Security Agreement" shall mean the Master Security Agreement, entered into among the Lender and each Borrower on the Closing Date, in substantially the form attached to the Agreement as Exhibit L.

      "Security Agreement (Intellectual Property)" shall mean the Security Agree ment (Intellectual Property), entered into among the Lender and each Borrower on the Closing Date, in substantially the form attached to the Agreement as Exhibit N.

      "Senior Credit Amendments" shall mean the Loan Modification
Agreement, dated as of the date of the Agreement, by and among the Borrowers and the lenders under the Existing Senior Credit Facility.

      "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital.

      "Stock" shall mean all shares, options, warrants, general or limited partner ship interests or other equivalents (regardless of how designated) of or in a corpora tion, partnership or equivalent entity whether voting or nonvoting, including com mon stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a ll-l of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

      "Stockholder Approval" shall mean the affirmative vote of the holders of a majority of the shares of Common Stock of Parent entitled to vote on the Charter Amendment.

      "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated as of the date hereof, between Parent, the Lender and the other parties named therein, in substantially the form as attached to the Agreement as Exhibit H.

      "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corpora tion (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

      "Sunrise Commitment Letter" shall mean that certain letter agreement, dated May 17, 2000, among Parent and the Lender.

      "Sunrise Directors" shall mean each of David Preiser, Joseph Julian, Michael Stewart and Irwin Gold.

      "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withhold ings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the Lender by the jurisdictions under the laws of which the Lender is organized or any political subdivision thereof

      "Term A Notes" shall have the meaning ascribed thereto in Section 1.1(a) of the Agreement.

      "Term A Securities" shall have the meaning ascribed thereto in
Section 1.1(a) of Agreement.

      "Term A Shares" shall have the meaning ascribed thereto in Section 1.1(a) of Agreement.

      "Term A Warrants" shall have the meaning ascribed thereto in Section 1.1(a) of Agreement.

      "Term B Commitment Period" shall mean the period between the Closing Date and the date which is 120 days thereafter.

      "Term B Notes" shall have the meaning ascribed thereto in Section 1.1(b) of the Agreement.

      "Term B Securities" shall have the meaning ascribed thereto in
Section 1.1(a) of Agreement.

      "Term B Warrants" shall have the meaning ascribed thereto in Section 1.1(a) of Agreement.

      "Term C Commitment Period" shall mean the period beginning on the date on which the Term B Securities are purchased by the Lender and ending on January 31, 2001.

      "Term C Notes" shall have the meaning ascribed thereto in Section 1.1(c) of the Agreement.

      "Term C Notice" shall have the meaning ascribed thereto in Section 1.1(c) of the Agreement.

      "Term C Securities" shall have the meaning ascribed thereto in
Section 1.1(a) of Agreement.

      "Term C Warrants" shall have the meaning ascribed thereto in Section 1.1(a) of Agreement.

      "Termination Date" shall mean the date on which the Notes have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Note Documents have been completely discharged and none of Borrowers shall have any further right to borrow any monies under the Agreement.

      "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

      "Total Debt" shall mean, with respect to the Borrowers as of any date of determination, Funded Debt.

      "Total Debt to EBITDA Ratio" shall mean, with respect to the Borrowers as of any date of determination, the ratio of (a) Borrowers' Total Debt on a combined basis to (b) combined EBITDA of Borrowers determined as of the last day of each Fiscal Quarter for the four Fiscal Quarters then ended.

      "Trading Price Conversion Event" shall have the meaning ascribed thereto in Section 2.2.

      "Trademark Security Agreements" shall mean the Trademark Security Agreements made in favor of the Lender by each applicable Borrower.

      "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trade mark.

      "Trademarks" shall mean all of the following now owned or hereafter acquired by any Borrower: (a) all trademarks, trade names, corporate names, busi ness names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar of rice or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof, and (c) all goodwill associated with or symbolized by any of the foregoing.

      "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title TV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower or any ERISA Affiliate as a result of such transaction.

      "Warrants" shall mean the Term A Warrants, the Term B Warrants and the Term C Warrants, collectively.

      All other undefined terms contained in any of the Note Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

      Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine or neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Note Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Note Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circum stance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.



                                  ANNEX B
                                     TO
                         CONVERTIBLE NOTE AGREEMENT

                            FINANCIAL COVENANTS

      Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

            (a) Minimum Consolidated Tangible Net Worth. Borrowers on a consolidated basis shall have, at the end of each fiscal quarter set forth below, a Minimum Consolidated Net Worth (as defined below) of an amount equal to or greater than the amount set forth below for each corresponding period:


From the Closing Date through and
      including September 30, 2000   ($28.0) Million
From October 1, 2000 through and
      including December 31, 2000    ($31.0) Million
From January 1, 2001 through and
      including March 31, 2001       ($33.0) Million
From April 1, 2001 through and
      including June 30, 2001        ($35.0) Million
Thereafter                           ($35.0) Million

      For purposes of this Agreement, "Consolidated Tangible Net Worth" shall mean the total assets of the Borrowers appearing on the consolidated balance sheet of the Borrowers prepared in accordance with GAAP, minus (i) any reserves applicable thereto, (ii) all assets which would be treated as intangible under GAAP, including, without limitation, such items as good will, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the forego ing, unamortized debt discount and expense, and organizational expenses; (iii) any write-up in the book value of any asset on the books of the Borrower resulting from a revaluation thereof subsequent to the date of this Agreement (other than the write-up of the book value of an asset made in accordance with GAAP in connection with the purchase of such asset); and
(iv) all of the Borrowers liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

            (b)   Minimum Net Borrowing Availability

           Borrowers shall have, at the end of each month during the periods set forth below, a Net Borrowing Availability (as defined below) of an amount equal to or greater than the amount set forth below for each corresponding period:



For each month in the period betwMinimum Borrowing Availability
---------------------------------------------------------------
The Closing Date through                 $2.5 Million
     December 31, 2001
January 31, 2002 through                 $2.5 Million
     June 30, 2002
July 31, 2002 through                    $3.0 Million
     December 31, 2002
January 31, 2003 and thereafter          $3.5 Million

           For purposes of this Agreement, "Net Borrowing Availability"shall mean the Borrowing Availability (as such term is defined in the Existing Senior Credit Facility) of the Borrowers under the Existing Senior Credit Facility on the date of such determination plus all available cash and cash equivalents on deposit in any account maintained by the Borrowers on such date.



                                  ANNEX C
                                     TO
                         CONVERTIBLE NOTE AGREEMENT

                                 ANG NOTES



                                                           TOTAL BALANCE
                                      ORIGINAL AMOUNT     OUTSTANDING AS OF
            PAYEE                         PAYABLE         THE CLOSING DATE
The Allard Children's Trust f/b/o      $  275,000.00          $171,875.00
Lisa Dibrigida
The Allard Children's Trust f/b/o         275,000.00           171,875.00
Kim Allard
The Allard Children's Trust f/b/o         275,000.00           171,875.00
Michael E. Allard
Gerald R. Allard                          275,000.00           171,875.00
The Daivd and Angella Nazarian            458,150.00           286,343.75
Family Trust
The Samy Nazarian Trust                   458,425.00           286,515.63
Younes Nazarian                           458,425.00           286,515.62
                                       -------------        -------------
Total                                  $2,475,000.00        $1,546,875.00



                                  ANNEX D
                                     TO
                         CONVERTIBLE NOTE AGREEMENT

                               PARTICIPATIONS


TERM A PARTICIPATIONS:



                                             INCREMENTAL
                                 ANG         CONVERTIBLE       TOTAL
      PARTICIPANT               NOTES           NOTES        AMOUNT OF
                             (ROLLOVER)      (NEW CASH)    PARTICIPATION

The John R. Allard             $ 0.00       $107,313.60     $107,313.60
Revocable Trust of 1993
Lisa A. Dibrigida            171,875.00      107,313.60      279,188.60
Kim A. Socha                 171,875.00      107,313.60      279,188.60
The Michael E. Allard        171,875.00      107,313.60      279,188.60
Revocable Trust of 1994
Gerald R. Allard             171,875.00      107,313.60      279,188.60
The David and Angella
Nazarian Family Trust        286,343.75           0          286,343.75
The Samy Nazarian Trust      286,515.63      178,856.00      465,371.63
Younes Nazarian              286,515.62      357,712.02      644,227.64
Richard A. Beyer                 0.00         50,079.69       50,079.69
                          -------------   -------------   -------------
Total                     $1,546,875.00   $1,123,215.71   $2,670,090.71




TERM B PARTICIPATIONS:
---------------------




                                                    AMOUNT OF
               PARTICIPANT                        PARTICIPATION

The John R. Allard Revocable Trust of 1993         $42,686.40
Lisa A. Dibrigida                                   42,686.40
Kim A. Socha                                        42,686.40
The Michael E. Allard Revocable Trust of 1994       42,686.40
Gerald R. Allard                                    42,686.40
The Samy Nazarian Trust                             71,144.00
Younes Nazarian                                    142,287.99
Richard A. Beyer                                    19,920.30
                                                  -----------
Total                                             $446,784.29



TERM C PARTICIPATIONS:
---------------------



                                 AMOUNT OF
     PARTICIPANT                    PARTICIPATION

The John R. Allard          .85% of the Principal Amount of the Term C Note
Revocable Trust of 1993     Lisa A. Dibrigida .85% of the Principal Amount of
                            the Term C Note
Kim A. Socha                .85% of the Principal Amount of the Term C Note
The Michael E. Allard
Revocable Trust of 1994     .85% of the Principal Amount of the Term C Note
Gerald R. Allard            .85% of the Principal Amount of the Term C Note
The Samy Nazarian Trust     1.42% of the Principal Amount of the Term C Note
Younes Nazarian             2.85% of the Principal Amount of the Term C Note
Richard A. Beyer            .40% of the Principal Amount of the Term C Note
TOTAL                       8.93% of the Principal Amount of the Term C Note





                                  ANNEX E
                                     TO
                         CONVERTIBLE NOTE AGREEMENT


                       BOARD OF DIRECTOR RESIGNATIONS


                              Stephen Carlotti

                               Michael Foster

                                Irving Gutin

                                James Risher

                               Steven Shulman




                                  ANNEX F

                         PURCHASE PRICE ALLOCATION

                                TERMS A & B


                               VALUE                          TOTAL
                             PER UNIT      # OF UNITS         VALUE
Common Stock                   $1.50       1,833,906      $2,750,859.00
Warrants                       $0.54       2,184,786      $1,179,784.44
Notes                           n/a           n/a        $15,186,231.56
                                                         --------------
Total Purchase Price                                     $19,116,875.00